                                                                     EXHIBIT 2.1

                            DISTRIBUTION AGREEMENT
                    PLAN OF REORGANIZATION AND DISTRIBUTION


     This DISTRIBUTION AGREEMENT ("Agreement") is entered into as of January 31, 2001 by and between National Data Corporation, a Delaware corporation ("NDC"), and Global Payments Inc., a Georgia corporation ("Global Payments").

                                  BACKGROUND

     A. Global Payments is a wholly-owned subsidiary of NDC formed for the purpose of taking title to the stock of the NDC eCommerce Subsidiaries (as defined below) that currently constitute NDC's eCommerce Business (as defined herein).

     B. The Board of Directors of NDC has determined that it is in the best interests of NDC and its stockholders to contribute, transfer and assign to Global Payments effective at and after the Effective Time (as defined herein)
(i) the capital stock of the NDC eCommerce Subsidiaries that hold directly and indirectly the assets and liabilities that currently constitute NDC's eCommerce Business, (ii) a 0.85% general partnership interest in GPS Holding Limited Partnership and (iii) the eCommerce Assets, as a contribution (the "Contribution") to the capital of Global Payments and to receive in exchange therefor shares of Global Payments Common Stock (as defined herein).

     C. The Board of Directors of NDC has further determined that it is in the best interests of NDC and its stockholders following the Contribution to make a distribution (the "Distribution") to the holders of NDC Common Stock (as defined herein) of all of the outstanding shares of Global Payments Common Stock at the rate of eight-tenths (0.8) share of Global Payments Common Stock for each share of NDC Common Stock outstanding as of the Record Date (as defined herein).

     D. The parties intend that the Distribution not be taxable to NDC or its stockholders pursuant to Section 355 of the Code (as defined herein).

     E. The parties have determined that it is necessary and desirable to set forth the principal transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used herein, the following terms have the following meaning:

          "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

          "Aggregate Intercompany Account Balance" as of any date means the aggregate intercompany accounts owed to the Global Payments Group by NDC and its subsidiaries other than the Global Payments Group (net of such accounts owed to NDC and its subsidiaries other than the Global Payments Group by the Global Payments Group) as of such date.

          "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Benefits Agreement, the Transition Support Agreement, the Intercompany Systems/Network Services Agreement, the Intellectual Property Agreement, the Tax Sharing and Indemnification Agreement, the Batch Processing Agreement and the Real Estate Agreements.

          "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

          "Batch Processing Agreement" means the Services Agreement (Batch Processing) entered into at or prior to the Effective Time between NDC and Global Payments, as amended from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Securities and Exchange Commission.

          "Contribution" is defined in the recitals to this Agreement.

          "Distribution Agent" means SunTrust Bank, Atlanta, in its capacity as agent for NDC in connection with the Distribution.

          "Distribution Date" means the date upon which the Distribution shall be effective, as determined by the Board of Directors of NDC.

          "Distribution" is defined in the recitals to this Agreement.

          "eCommerce Balance Sheet" means the consolidated balance sheet of NDC's eCommerce business as of the Distribution Date, which balance sheet shall be prepared by NDC on a basis consistent with financial statements contained in the Form 10, and in a manner consistent with generally accepted accounting principles, consistently applied during the periods involved.

          "eCommerce Business" means the business of providing electronic transaction processing and information systems and services, including financial and information services offering a variety of electronic data interchange and cash management services, and processing of independent transactions for credit cards and debit cards.

          "eCommerce Assets" means all Assets that are (i) owned of record or held in the name of a member of the Global Payments Group at the Effective Time,
(ii) treated for internal financial reporting purposes of NDC prior to the Effective Time or on the eCommerce Balance Sheet as owned by a member of the Global Payments Group, or (iii) at the Effective Time used exclusively by one or more members of the Global Payments Group.

          "eCommerce Marks" means those trademarks, trade names, service marks and other intellectual property owned or licensed by NDC and used by the NDC eCommerce Subsidiaries and their subsidiaries prior to the date of this Agreement in connection with the eCommerce Business.

          "Effective Time" means 11:59 p.m. Atlanta, Georgia time on the Distribution Date.

          "Employee Benefits Agreement" means the Employee Benefits Agreement entered into at or prior to the Effective Time between NDC and Global Payments, as amended from time to time.

          "Estimated Aggregate Intercompany Account Balance" means the good faith estimate of NDC as of the Distribution Date of the amount of the Aggregate Intercompany Account Balance as of the Distribution Date.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Form 10" means the registration statement on Form 10 filed by Global Payments with the Commission to effect the registration of Global Payments under the Exchange Act, as such registration statement may be amended from time to time.

          "Global Payments Articles" means the articles of incorporation of Global Payments in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Global Payments Business" means the eCommerce Business now or formerly conducted by the NDC eCommerce Subsidiaries and their subsidiaries.

          "Global Payments Bylaws" means the bylaws of Global Payments in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Global Payments Common Stock" means the outstanding shares of common stock, no par value, of Global Payments.

          "Global Payments Group" means (a) Global Payments Inc., (b) the NDC eCommerce Subsidiaries, (c) the subsidiaries of the NDC eCommerce Subsidiaries and (d) any division of any member of the NDC Group that is included in the operations of the Global Payments Business and is included in the results of the Global Payments Business for internal financial reporting purposes.

          "Global Payments Liabilities" means (a) Liabilities of any member of the Global Payments Group under this Agreement or any Ancillary Agreement, (b) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities incurred in connection with the conduct or operation of the Global Payments Business (including any acquired businesses) or the ownership or use of the Global Payments Assets, whether arising before, at or after the Effective Time, (c) Liabilities arising under or in connection with the Form 10, (d) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the eCommerce Balance Sheet, (e) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by any member of the Global Payments Group, except to the extent such Liabilities arise out of or are based upon the issuance of securities of NDC in any such business combination transaction, and (f) the liability of NDC to Global Payment Systems LLC for money advanced to NDC by Global Payment Systems LLC, the balance of which as of December 31, 2000 was approximately $63,100,000.

          "Group" means the NDC Group or the Global Payments Group, as the context so requires.

          "Guaranteed NDC Liabilities" means the NDC Liabilities on which any member of the Global Payments Group is an obligor by reason of any guarantee or contractual commitment.

          "Guaranteed Global Payments Liabilities" means the Global Payments Liabilities on which any member of the NDC Group is an obligor by reason of any guarantee or contractual commitment.

          "Health Information Services Business" means the division of NDC engaged in the business of providing health information solutions, including electronic commerce solutions, to a wide variety of segments in the health care industry (including hospitals, health systems, practice management system vendors, physician practices, managed care organizations, payers, third-party administrators, pharmacies, pharmaceutical manufacturers and wholesalers).

          "Indemnifiable Loss" means any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any and all Actions or threatened Actions.

          "Information Statement" means the information statement required by the Commission to be sent to each holder of NDC Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.

          "Intercompany Indebtedness" means the Liabilities owed by NDC and its directly or indirectly wholly-owned subsidiaries, other than the Global Payments Group to the Global Payments Group as of the Effective Time, and the Liabilities owed by Global Payments and the directly and indirectly wholly-owned subsidiaries in the Global Payments Group to NDC and its subsidiaries other than the Global Payments Group, in each case other than obligations arising under this Agreement or any Ancillary Agreement.

          "Intercompany Systems/Network Services Agreement" means the Intercompany Systems/Network Services Agreement entered into at or prior to the Effective Time between NDC and Global Payments, as amended from time to time.

          "IRS" means Internal Revenue Service.

          "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "NDC Business" means the Health Information Services Business now or formerly conducted by NDC and its present and former subsidiaries, joint ventures and partnerships and the remnants or vestiges of any other business heretofore conducted by NDC, excluding NDC's eCommerce Business.

          "NDC Common Stock" means the outstanding shares of common stock, $0.125 par value, of NDC.

          "NDC eCommerce Subsidiaries" means National Data Payment Systems, Inc., Global Payment Holding Company, NDC Holdings (UK) Ltd., and Merchant Services USA, Inc.

          "NDC Group" means NDC and its subsidiaries, joint ventures and partnerships conducting the Health Information Services Business.

          "NDC Liabilities" means (i) Liabilities of any member of the NDC Group under this Agreement or any Ancillary Agreement, and (ii) Liabilities incurred in connection with the operation of the NDC Business, whether arising before, at or after the Effective Time, except for the Liability of NDC to Global Payment Systems LLC for money advanced to NDC by Global Payment Systems LLC.

          "Prime Rate" means the prime rate of interest as published in the "Money Rates" column of The Wall Street Journal, Eastern Edition; in the event that more than one such rate is reported the "Prime Rate" shall equal the average of such rates. Use of the term "Prime Rate" shall mean a per annum rate, simple interest.

          "Real Estate Agreements" means all subleases, releases, assignments, consents and agreements relating to the division of real property and interests therein between members of the NDC Group and members of the Global Payments Group entered into at or prior to the Effective Time, in each case as amended from time to time.

          "Record Date" means the date designated by NDC's Board of Directors as the record date for determining the stockholders of NDC entitled to receive the Distribution.

          "Revolving Credit Agreement" means the Revolving Credit Agreement among various lenders and Global Payments, which provides for up to $110 million of availability.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" shall have the meaning given to such term in the Tax Sharing and Indemnification Agreement.

          "Tax Sharing and Indemnification Agreement" means the Tax Sharing and Indemnification Agreement entered into at or before the Effective Time between NDC and Global Payments, as amended from time to time.

          "Transition Support Agreement" means the Transition Support Agreement entered into at or prior to the Effective Time between NDC and Global Payments, as amended from time to time.

                                  ARTICLE II

                 REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS;
              ASSUMPTION OF CERTAIN LIABILITIES; CERTAIN PAYMENTS

     Section 2.01  Reorganization; Conveyance of Assets; Discharge of
                   --------------------------------------------------
Liabilities. Except as otherwise expressly provided herein or in any of the
-----------
Ancillary Agreements:

     (a) At or before the Effective Time, NDC shall contribute to Global Payments (i) all of the issued and outstanding capital stock of the NDC eCommerce Subsidiaries, (ii) a 0.85% general partnership interest in GPS Holding Limited Partnership, (iii) all right, title and interest of NDC and its subsidiaries other than the Global Payments Group in and to the marks listed on Exhibit A hereto and the goodwill associated therewith, and (iv) all right, title and interest of NDC and its Subsidiaries other than the Global Payments Group, in and to the eCommerce Assets, in exchange for a number of shares of Global Payments Common Stock that when combined with the shares of Global

Payments Common Stock already owned by NDC shall equal the product of (i) eight-tenths (0.8) and (ii) the number of shares of NDC Common Stock outstanding as of the close of business on the Record Date.

          (b) At or before the Effective Time, NDC shall cause National Data Corporation of Canada, Ltd. ("NDCC") to sell to Global Payments, and Global Payments shall purchase from NDCC, the 0.3% membership interest in Global Payment Systems LLC owned by NDCC for a purchase price of $240,000.

          (c) At or before the Effective Time, Global Payments shall, and shall cause the members of the Global Payments Group that are directly or indirectly wholly-owned by Global Payments, to forgive and release or distribute indirectly as a dividend to NDC the Intercompany Indebtedness owed to Global Payments and any member of the Global Payments Group that is directly or indirectly wholly-owned by Global Payments, by NDC and its directly or indirectly wholly-owned subsidiaries other than the Global Payments Group.

          (d) At or before the Effective Time, NDC shall, and shall cause its directly and indirectly wholly-owned subsidiaries other than the Global Payments Group to, forgive and release or distribute directly or indirectly as a contribution of capital to Global Payments the Intercompany Indebtedness owed to NDC and its directly and indirectly wholly-owned subsidiaries other than the Global Payments Group by Global Payments and the members of the Global Payments Group that are directly or indirectly wholly-owned by Global Payments,.

          (e) At or prior to the Effective Time, Global Payments shall distribute to NDC a cash dividend in the amount of $ 96,125,000(the "Dividend").

          (f) If the Estimated Aggregate Intercompany Account Balance as of the Distribution Date is less than the Aggregate Intercompany Account Balance as of May 31, 2000, at or prior to the Effective Time, Global Payments shall pay NDC in cash, an amount equal to the amount by which the Aggregate Intercompany Account Balance as of May 31, 2000 exceeds the Estimated Aggregate Intercompany Account Balance (the "Estimated Dividend"). The Estimated Dividend shall be calculated by NDC as of the Distribution Date in accordance with the provisions of Section 8.03 hereof.

          (g) If the Estimated Aggregate Intercompany Account Balance is greater than the Aggregate Intercompany Account Balance as of May 31, 2000, at or prior to the Effective Time, NDC shall pay to Global Payments in cash, as a contribution of capital, an amount equal to the amount by which the Estimated Aggregate Intercompany Account Balance exceeds the Aggregate Intercompany Account Balance as of May 31, 2000 (the "Estimated Capital Contribution"). The Estimated Capital Contribution shall be calculated by NDC as of the Distribution Date in accordance with the provisions of Section 8.03 hereof.

          (h) Global Payments agrees that at and after the Effective Time it will assume and thereafter timely pay and discharge all of the Global Payments Liabilities.

          (i) NDC agrees that at and after the Effective Time it will timely pay and discharge all of the NDC Liabilities.

          (j) In the event that any conveyance of an Asset required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

          (k) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Effective Time, then such Asset shall not be transferred until such consent has been obtained, and NDC and Global Payments, as the case may be, shall cause the owner of such Asset to use all reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset and cause such owner to enforce such Asset for the benefit of such member. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset.

          (l) From and after the Effective Time, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer not more than five business days after receipt of such payment.

          (m) Except as expressly set forth in this Agreement or any Ancillary Agreement, instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the NDC Group nor any member of the Global Payments Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such party or (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such party. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED ON AN "AS IS," "WHERE IS" BASIS.

     Section 2.02  Ancillary Agreements.  As of the Effective Time, NDC (or its
                   --------------------
appropriate subsidiary) and Global Payments (or its appropriate subsidiary) will deliver:

          (a)  A duly executed Employee Benefits Agreement;

          (b)  A duly executed Tax Sharing and Indemnification Agreement;

          (c)  A duly executed Intercompany Systems/Network Services Agreement;

          (d)  A duly executed Transition Support Agreement;

          (e)  A duly executed Batch Processing Agreement; and

          (g) Such other agreements, leases, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 2.03  Issuance of Global Payments Common Stock.  At the Effective
                   ----------------------------------------
Time and in exchange for the transfers described in Section 2.01(a), and the surrender for reissue of all certificates representing outstanding shares of Global Payments Common Stock, Global Payments will issue and deliver to NDC a certificate representing all of the shares of Global Payments Common Stock to be distributed as provided in Section 3.02 below.

     Section 2.04  Resignations.  On the Distribution Date, Global Payments will
                   ------------
deliver or cause to be delivered to NDC resignations of each person who is an officer or director of NDC or any of its subsidiaries or affiliates not constituting a member of the Global Payments Group immediately prior to the Distribution Date and who will be an employee of Global Payments or another member of the Global Payments Group from and after the Distribution Date. On the Distribution Date, NDC will deliver or cause to be delivered to Global Payments resignations of each person who is an officer or director of Global Payments or another member of the Global Payments Group immediately prior to the Distribution Date and who will be an employee of NDC from and after the Distribution Date.

     Section 2.05  Conduct of Global Payments Business.  Prior to the
                   -----------------------------------
Distribution Date, the Global Payments Business shall have been operated for the sole benefit of NDC as Global Payments' sole shareholder. Upon consummation of the Distribution, the Global Payments Business shall be deemed to have been operated for the sole benefit of Global Payments and its new shareholders, as of and after the Effective Time. After the Distribution, any amounts advanced or contributed by NDC to Global Payments after the Effective Time shall be repaid by Global Payments, together with the payments prescribed by Section 8.03 hereof, as set forth in Section 8.03.

                                  ARTICLE III

                               THE DISTRIBUTION

     Section 3.01  Conditions Precedent to the Distribution.
                   ----------------------------------------

In no event shall the Distribution occur unless the following conditions shall have been satisfied or waived by NDC:

          (a) NDC's Board of Directors, or a duly appointed committee thereof, shall, in its sole discretion, have established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution;

          (b) NDC and Global Payments shall have prepared, and NDC shall have mailed to the holders of NDC Common Stock, the Information Statement, which sets forth appropriate disclosure concerning Global Payments, the Distribution and any other appropriate matters. NDC and Global Payments shall have also prepared, and Global Payments shall have filed with the Commission, the Form 10, which shall have included the Information Statement. The Form 10 shall have been declared effective by the Commission under the Exchange Act;

          (c) NDC, as the sole shareholder of Global Payments, shall have approved and adopted the Global Payments employee benefit plans contemplated by the Employee Benefits Agreement and NDC and Global Payments shall have prepared and filed with the Commission under the Securities Act any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Global Payments contemplated by the Employee Benefits Agreement, including without limitation, a Form S-8 with respect thereto. Any such registration statements shall have been declared effective by the Commission under the Securities Act. Nothing in this
Section 3.01(c) shall require Global Payments to file with the Commission any registration statements relating to any grantor trusts that may be contemplated by the Employee Benefits Agreement.

          (d) NDC and Global Payments shall have taken all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

          (e) the Global Payments Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (f) the Global Payments Board of Directors, as named in the Form 10, shall have been elected by NDC, as sole shareholder of Global Payments, and the Global Payments Articles and Global Payments Bylaws shall have been adopted and be in effect;

          (g) NDC shall have received a favorable ruling from the IRS that the Distribution will not be taxable to NDC or its stockholders pursuant to Section 355 of the Code;

          (h) Global Payments shall have entered into the Revolving Credit Agreement;

          (i) Global Payments (or its appropriate subsidiary) shall have performed fully its (or their) obligations under Section 2.02;

          (j) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect;

          (k)  all necessary regulatory approvals shall have been received; and

          (l) NDC and Global Payments shall have each performed its obligations under this Agreement and each Ancillary Agreement, which are required to be performed prior to or at the time of the Distribution.

     Section 3.02  The Distribution.
                   ----------------

          (a) On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, NDC shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Global Payments Common Stock, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Section 3.02(b), to distribute to each holder of record of NDC Common Stock on the Record Date eight-tenths (0.8) share of Global Payments Common Stock for each share of NDC Common Stock so held by crediting a book entry account created by the Distribution Agent for that purpose.

          (b) The Distribution Agent shall not distribute any fractional share of Global Payments Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the proceeds from such sales, based upon the average gross selling price of all such Global Payments Common Stock, less a pro rata portion of the aggregate brokerage commissions payable in connection with such sales, to each holder of NDC Common Stock who would otherwise have received a fractional share of Global Payments Common Stock.

     Section 3.03   Certain Conduct Following the Distribution.
                    ------------------------------------------

          (a)       Guaranteed Global Payments and NDC Liabilities.
                    -----------------------------------------------

                    (1) Global Payments shall use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Distribution Date the release of NDC from its obligations with respect to Guaranteed Global Payments Liabilities. In no event shall any member of the Global Payments Group extend the term of any Guaranteed Global Payments Liabilities (such as by exercising an option to renew a lease) or modify any such Guaranteed Global Payments Liability, in either instance in any way that would increase the liability guaranteed thereunder unless the guarantee of NDC is released as to any extended or modified liability obligations under such Guaranteed Global Payments Liabilities or NDC otherwise consents in writing.

               (2) NDC shall use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Distribution Date the release of Global Payments from its obligations with respect to Guaranteed NDC Liabilities. In no event shall any member of the NDC Group extend the term of any Guaranteed NDC Liabilities (such as by exercising an option to renew a lease) or modify any such Guaranteed NDC Liability, in either instance in any way that would increase the liability guaranteed thereunder unless the guarantee of Global Payments is released as to any extended or modified liability obligations under such Guaranteed NDC Liabilities or Global Payments otherwise consents in writing.

               (3) In the event that NDC is required to pay any Guaranteed Global Payments Liabilities, without limiting any of NDC's rights and remedies against Global Payments under this Agreement or otherwise, in order to secure Global Payments' indemnity obligations to NDC hereunder in respect of such Guaranteed Global Payments Liabilities, NDC shall be entitled to all the rights of the payee in any property of any member of the Global Payments Group pledged as security for such Guaranteed Global Payments Liabilities.

               (4) In the event that Global Payments is required to pay any Guaranteed NDC Liabilities, without limiting any of Global Payments' rights and remedies against NDC under this Agreement or otherwise, in order to secure NDC's indemnity obligations to Global Payments hereunder in respect of such Guaranteed NDC Liabilities, Global Payments shall be entitled to all the rights of the payee in any property of any member of the NDC Group pledged as security for such Guaranteed NDC Liabilities.

          (b)  Insurance.
               ---------

               (1) Following the Distribution, Global Payments will use its best efforts to procure and maintain directors' and officers' liability insurance coverage at least equal to the amount of NDC's current directors' and officers' insurance coverage for a period of five (5) years from the Distribution Date with respect to directors and officers of NDC who will become directors and officers of Global Payments as of the Distribution Date for acts as directors and officers of members of the Global Payments Group for periods from and after the Distribution Date.

               (2) Following the Distribution, NDC will use its best efforts to maintain directors' and officers' liability insurance coverage at least equal to the amount of NDC's current directors' and officers' liability insurance coverage for a period of five years from the Distribution Date with respect to the directors and officers of NDC who will become directors and officers of members of the Global Payments Group as of the Distribution Date for acts as directors and officers of members of the NDC Group during periods prior to the Distribution Date.

                                  ARTICLE IV

                                INDEMNIFICATION

     Section 4.01  Global Payments Indemnification of the NDC Group.  If the
                   ------------------------------------------------
Distribution occurs, on and after the Distribution Date, Global Payments shall indemnify, defend and hold harmless each member of the NDC Group, and each of their respective directors, officers, employees and agents (the "NDC Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the NDC Indemnitees and arising out of, or due to, (a) the failure of Global Payments or any member of the Global Payments Group to pay, perform or otherwise discharge, any of the Global Payments Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the information provided by NDC contained in the Section entitled "NDC Corporation" of the Form 10, the Information Statement or any amendment or supplement thereto).

     Section 4.02  NDC Indemnification of Global Payments Group.  If the
                   --------------------------------------------
Distribution occurs, on and after the Distribution Date, NDC shall indemnify, defend and hold harmless each member of the Global Payments Group and each of their respective directors, officers, employees and agents (the "Global Payments Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Global Payments Indemnitees and arising out of, or due to, (a) the failure of NDC or any member of the NDC Group to pay, perform or otherwise discharge, any of the NDC Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the Section entitled "NDC Corporation" of the Form 10, the Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.03  Contribution.  In circumstances in which the indemnity
                   ------------
agreements provided for in Sections 4.01(b) and 4.02(b) are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Global Payments or NDC, the parties' relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

     Section 4.04  Insurance and Third Party Obligations.  No insurer or any
                   -------------------------------------
other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                   ARTICLE V

                          INDEMNIFICATION PROCEDURES

     Section 5.01  Notice and Payment of Claims.  If any NDC or Global Payments
                   ----------------------------
Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article IV (other than in connection with any Action or claim subject to Section 5.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. Any amount owed under this Section 5.01 that is past due shall bear interest at a simple rate of interest per annum equal to the Prime Rate plus 2%.

     Section 5.02  Notice and Defense of Third Party Claims.  Promptly following
                   ----------------------------------------
the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 5.02 shall not relieve the Indemnifying Party of its obligations under this

Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.02 setting forth the grounds therefor; provided that if the Indemnifying Party does
                                    --------
not within the same 30 day period give the Indemnified Party written notice acknowledging liability and electing to assume the defense or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall
                                       --------
have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not
                                  --------
agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement
--------
effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

                                  ARTICLE VI

                               EMPLOYEE MATTERS

     Section 6.01  Employees.  As of the Effective Time, all persons who are
                   ---------
employees of the NDC eCommerce Subsidiaries shall be employees of Global Payments, and all persons who are employees of the NDC Group shall be employees of NDC, and no person shall be an employee of both NDC and Global Payments.

     Section 6.02  Employee Benefits Agreement.  All matters relating to or
                   ---------------------------
arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the NDC Group or the Global Payments Group shall be governed by the Employee Benefits Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Employee Benefits Agreement and this Agreement or any Ancillary Agreement, the Employee Benefits Agreement shall govern.

                                  ARTICLE VII

                                  TAX MATTERS

     Section 7.01  Tax Sharing and Indemnification Agreement.  All matters
                   -----------------------------------------
relating to Taxes shall be governed exclusively by the Tax Sharing and Indemnification Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Tax Sharing and Indemnification Agreement and this Agreement or any other Ancillary Agreement, the Tax Sharing and Indemnification Agreement shall govern.

                                 ARTICLE VIII

                              ACCOUNTING MATTERS

     Section 8.01  Allocation of Prepaid Items and Reserves.  All prepaid items
                   ----------------------------------------
and reserves that have been maintained by NDC on a consolidated basis but that relate in part to assets or liabilities of the Global Payments Group shall be fairly allocated between NDC and Global Payments as determined by NDC in its reasonable discretion.

     Section 8.02  Accounting Treatment of Assets Transferred and Liabilities
                   ----------------------------------------------------------
Assumed. The transfer by NDC of (a) the shares of capital stock of the NDC
-------
eCommerce Subsidiaries to Global Payments pursuant to this Agreement, (b) the 0.85% general partnership interest in GPS Holding Limited Partnership to Global Payments pursuant to this Agreement, net of the Liabilities of the eCommerce Business assumed by Global Payments, (c) all right, title and interest of NDC and its subsidiaries other than the Global Payments Group in and to the marks listed on Exhibit A hereto and the goodwill associated therewith, and (d) all right, title and interest of NDC and its subsidiaries other than the Global Payments Group in and to the eCommerce Assets shall constitute a contribution by NDC to the capital of Global Payments.

     Section 8.03  Dividend; Estimated Dividend; and Estimated Capital
                   ---------------------------------------------------
Contribution.
------------

     Attached hereto as Schedule 8.03 is a schedule prepared by NDC which sets forth the Aggregate Intercompany Account Balance as of May 31, 2000 as well as the Estimated Dividend or the Estimated Capital Contribution, as applicable, as of the Effective Time. On the Distribution Date, the Estimated Dividend or the Estimated

Capital Contribution shall be paid by Global Payments or NDC, as applicable, in accordance with Section 2.01(f) and (g) hereof.

     Within 90 business days after the Effective Time, NDC shall prepare and deliver to Global Payments the eCommerce Balance Sheet and, unless separately stated in the eCommerce Balance Sheet, a calculation of the Aggregate Intercompany Account Balance as of the Distribution Date. Within ten business days after the delivery of the eCommerce Balance Sheet:

          (a) if an Estimated Dividend was paid at or prior to the Effective Time and the Aggregate Intercompany Account Balance as of the Distribution Date is less than the Aggregate Intercompany Account Balance as of May 31, 2000, then
(i) if the amount by which the Aggregate Intercompany Account Balance at May 31, 2000 exceeds the Aggregate Intercompany Account Balance as of the Distribution Date is greater than the Estimated Dividend, Global Payments shall pay to NDC the difference between the Estimated Dividend and the actual amount of the difference in the Aggregate Intercompany Account Balance between May 31, 2000 and the Distribution Date, or (ii) if the amount by which the Aggregate Intercompany Account Balance as of May 31, 2000 exceeds the Aggregate Intercompany Account Balance as of the Distribution Date is less than the Estimated Dividend, NDC shall pay to Global Payments the difference between the Estimated Dividend and the actual amount of the difference in the Aggregate Intercompany Account Balance between May 31, 2000 and the Distribution Date;;

          (b) if an Estimated Dividend was paid at or prior to the Effective Time and the Aggregate Intercompany Account Balance as of the Distribution Date is more than the Aggregate Intercompany Account Balance as of May 31, 2000, NDC shall pay to Global Payments an amount equal to the sum of the Estimated Dividend plus an amount equal to the excess of the Aggregate Intercompany Account Balance as of the Distribution Date over the Aggregate Intercompany Account Balance as of May 31, 2000; or

          (c) if an Estimated Capital Contribution was made at or prior to the Effective Time and the Aggregate Intercompany Account Balance as of the Distribution Date is less than the Aggregate Intercompany Account Balance as of May 31, 2000, Global Payments shall pay to NDC a cash dividend in an amount equal to the sum of the Estimated Capital Contribution plus an amount equal to the excess of the Aggregate Intercompany Account Balance as of May 31, 2000 over the Aggregate Intercompany Account Balance as of the Distribution Date; or

          (d) if an Estimated Capital Contribution was made at or prior to the Effective Time and the Aggregate Intercompany Account Balance as of the Distribution Date is greater than the Aggregate Intercompany Account Balance as of May 31, 2000, then (i) if the amount by which the Aggregate Intercompany Account Balance as of the Distribution Date exceeds the Aggregate Intercompany Account Balance as of May 31, 2000 is greater than the Estimated Capital Contribution, NDC shall pay to Global Payments the difference between the Estimated Capital Contribution and the actual amount of the difference in the Aggregate Intercompany Account Balance between May 31, 2000 and the Distribution Date, or (ii) if the amount by which the Aggregate Intercompany Account Balance as of the Distribution Date exceeds the Aggregate Intercompany Account Balance as of May 31, 2000 is less than the Estimated Capital Contribution, Global Payments shall pay to NDC the difference between the Estimated Capital Contribution and the actual amount of the difference in the Aggregate Intercompany Account Balance between May 31, 2000 and the Distribution Date.

     Any amounts paid by Global Payments to NDC pursuant to Section 2.01(e) and
(f) or this Section 8.03 shall be deemed a dividend or return of capital. Any amounts paid by NDC to Global Payments pursuant to Section 2.01(g) or this
Section 8.03 shall constitute a capital contribution.

     Any disputes arising from the adjustments required by the eCommerce Balance Sheet and the Change in Aggregate Intercompany Balance shall be resolved in accordance with Section 15.02 hereof.

                                  ARTICLE IX

                        INFORMATION TECHNOLOGY SERVICES

     Section 9.01  Intercompany Systems/Network Services Agreement.  All matters
                   -----------------------------------------------
relating to the sharing of telecommunications, networks and related services shall be governed exclusively by the Intercompany Systems/Network Services Agreement. In the event of any inconsistency between the Intercompany Systems/Network Services Agreement and this Agreement or between the Information Systems/Network Services Agreement and any other Ancillary Agreement, the Intercompany Systems/Network Services Agreement shall govern.

     Section 9.02  Batch Processing Agreement.  All matters relating to Global
                   --------------------------
Payments' provision of Unisys Batch Processing services shall be governed exclusively by the Batch Processing Agreement. In the event of any inconsistency between the Batch Processing Services Agreement and this Agreement or between the Batch Processing Services Agreement and any other Ancillary Agreement, the Batch Processing Services Agreement shall govern.

                                   ARTICLE X

                      TRADEMARK AND SERVICE MARK LICENSE

     Section 10.01  Grant of License to Marks.  Subject to the terms and
                    -------------------------
conditions of this Agreement, NDC hereby grants to Global Payments, the NDC eCommerce Subsidiaries and their subsidiaries, (individually, a "Licensee" and collectively, the "Licensees")
          for a period of eighteen (18) months from the Distribution Date, a NON-EXCLUSIVE, NON-TRANSFERABLE, WORLDWIDE LICENSE, WITHOUT THE RIGHT TO SUBLICENSE, to use the eCommerce Marks in connection with the eCommerce Business.

     Section 10.02  Limitations on License.
                    ----------------------

          (a) No rights or licenses are herein granted to the Licensees expressly or by implication, to use any eCommerce Marks, other than in accordance with this Article X.

          (b) Notwithstanding anything herein to the contrary, no license or sublicense is granted hereunder if any such license or sublicense would require the consent of a third party or is not otherwise able to be licensed by NDC under the terms of any license agreement or other obligations or instruments binding upon NDC. Similarly, no license or sublicense is granted hereunder if any such license or sublicense would require NDC to pay royalties or other consideration to a third party or would otherwise adversely impact NDC.

     Section 10.03  Ownership of eCommerce Marks.
                    ----------------------------

          (a) Global Payments acknowledges that NDC is the sole owner of all right, title and interest in and to the eCommerce Marks and all registrations thereof in any form or embodiment thereof and is also the sole owner of all goodwill attached to the eCommerce Marks in connection with its use by the Licensees shall not, at any time, do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the eCommerce Marks or any registrations thereof or which will depreciate the value or reputation of the eCommerce Marks. Global Payments agrees that it will not, directly or indirectly, challenge, or permit any other Licensee to challenge, NDC's ownership of or the validity of the eCommerce Marks or any registrations or applications for registration thereof. Global Payments agrees to do whatever acts NDC may deem necessary or advisable, including the execution of any instruments, to confirm and maintain ownership by NDC of the eCommerce Marks.

          (b) Global Payments acknowledges that any use of the eCommerce Marks shall not create in the Licensees' favor any right, title or interest in or to the eCommerce Marks, except as granted in this Article X. Global Payments expressly agrees and understands that all uses of the eCommerce Marks by the Licensees, and any goodwill created in the eCommerce Marks thereby, shall inure solely to the benefit of, and be owned exclusively by, NDC.

     Section 10.04  Duration and Termination of License.
                    -----------------------------------

          (a)  NDC shall have the right to terminate the license granted in this
Article X upon the occurrence of a "Material Breach." It shall be a Material Breach if Global Payments fails to cure a default within fifteen (15) days following receipt of a written notice of such default. For purposes of this Article X, it shall be a default if any Licensee:

               (i) conducts any portion of its business or uses any of the eCommerce Marks in a manner that NDC believes threatens the validity or integrity of any of the eCommerce Marks or threatens the goodwill associated therewith;

               (ii) attempts to assign an interest in the license granted in this Article X in violation of Section 10.07 of this Agreement;

               (iii) becomes insolvent by reason of an inability to pay debts as they mature or makes an assignment for the benefit of creditors or any admission of inability to pay obligations as they become due; or

               (iv) fails or refuses to comply with any other provision of this Article X or any instruction of NDC concerning use of the eCommerce Marks.

          (b) It shall be a Material Breach, and NDC shall have the right to terminate the license granted by this Article X without further action or notice to the Licensees, if any Licensee:

               (i) misuses or makes an unauthorized use of the eCommerce Marks or commits an act which could reasonably be expected to materially impair the goodwill associated with the eCommerce Marks; or

               (ii) is convicted of or pleads no contest to a felony or other crime or offense that NDC believes is likely to adversely affect the reputation of NDC, its goodwill, or the eCommerce Marks

In the event of termination of the license under this Section 10.04(b), the Licensees shall not be entitled to cure the matter giving rise to termination.

     Section 10.05  Effect of Termination of Expiration.  Upon the expiration or
                    -----------------------------------
prior termination of the license granted in this Article X (the "Trademark License"), the Licensees shall:

          (a) cease using any advertising materials, forms, invoices, or other materials that bear any eCommerce Marks;

          (b) discontinue use of any eCommerce Marks, or any colorable imitation thereof, in any manner or for any purpose, and discontinue utilizing for any purpose any eCommerce Marks or other mark that suggests or indicates a current or prior connection or association with NDC, its affiliates or its transferee;

          (c) destroy all uses of the eCommerce Marks, or deliver up to NDC or its duly authorized representative for destruction all materials bearing the eCommerce Marks;

          (d) furnish to NDC or its transferee within thirty (30) days after the effective date of termination, evidence satisfactory to NDC or its transferee of [Global Payments'] compliance with the foregoing obligations.

     Section 10.06  Survival of Obligations.  All obligations of NDC, or its
                    -----------------------
transferee, and the Licensees that expressly or by their nature survive the expiration or termination of the license granted in this Article X shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.


     Section 10.07  Intellectual Property Liability.  The eCommerce Marks are
                    -------------------------------
licensed or sublicensed to the Licensees "AS IS" without representation or warranty, express or implied, including without limitation any representation or warranty that the eCommerce Marks do not result in the infringement of intellectual property rights of any third party. Global Payments shall be solely responsible and liable for any claim, damage, cost, expense or liability the Licensees incur arising out of threatened or claimed infringements by eCommerce Marks. THE LICENSEES ACKNOWLEDGE AND AGREE THAT THEY MAY NOT BRING ANY CLAIMS OR OTHERWISE RECOVER ANY AMOUNT FROM NDC BY VIRTUE OF EXERCISE OF THE RIGHTS GRANTED HEREUNDER.

     The Licensees agree and acknowledge that NDC shall not be liable directly or indirectly or as an indemnitor of the Licensees as a consequence of any license or sublicense granted hereunder.

     10.08  Assignment of License.  Licensees shall not have the right to assign
            ---------------------
the license granted by this Article X to any third party, by agreement, operation of law, or otherwise, without the prior written consent of NDC, which may be withheld by NDC in its sole discretion; provided that such license may be assigned by a party to any company or concern acquiring substantially the entire business of such party relating to the eCommerce Marks licensed hereunder, provided such assignee first agrees in writing to be bound by all terms and conditions of such license including the obligations of such party hereunder.

                                  ARTICLE XI

                              TRANSITION SUPPORT

     Section 11.01  Transition Support Agreement.  All matters relating to the
                    ----------------------------
provision of support by the NDC Group to the Global Payments Group and support by the Global Payments Group to the NDC Group after the Effective Time shall be governed exclusively by the Transition Support Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Transition Support Agreement and this Agreement or the Transition Support Agreement and any other Ancillary Agreement, the Transition Support Agreement shall govern.

                                  ARTICLE XII

                             REAL PROPERTY MATTERS

     Section 12.01  Real Estate Agreements.  All matters relating to real
                    ----------------------
property to be owned by a member of the NDC Group or the Global Payments Group and leased, occupied or shared by a member of the other of such groups after the Effective Time shall be governed by the Real Estate Agreements. In the event of any inconsistency between the Real Estate Agreements and this Agreement or the Real Estate Agreements and any other Ancillary Agreement, the Real Estate Agreements shall govern.

                                 ARTICLE XIII

                                  INFORMATION

     Section 13.01  Provision of Corporate Records.  As soon as practicable
                    ------------------------------
following the Effective Time, NDC and Global Payments shall each arrange for the provision to the other of existing corporate documents (e.g., minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other's respective Group or to the business and affairs of such other entity.

     Section 13.02  Access to Information.  From and after the Effective Time,
                    ---------------------
NDC and Global Payments shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

     Section 13.03  Litigation Cooperation.  NDC and Global Payments shall each
                    ----------------------
use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the other's respective Group, prior to the Effective Time in which the requesting party or one of its subsidiaries may from time to time be involved.

     Section 13.04  Retention of Records.  Except as otherwise required by law
                    --------------------
or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

     Section 13.05  Confidentiality.  Each party shall, and shall cause each
                    ---------------
member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that this Agreement or any Ancillary Agreement permits the use or disclosure of such information or to the extent that such information can be shown to have been (a) in the public domain through no fault of such disclosing party or (b) later lawfully acquired after the Effective Time on a non-confidential basis from other sources by the disclosing party), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section
13.05 and be bound by them. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          Section 13.06  Privileged Matters.  The parties hereto recognize that
                         ------------------
legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the NDC Group, and the members of the Global Payments Group, and that each of the members of the NDC Group, and each of the members of the Global Payments Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. Except as otherwise specifically provided in the Ancillary Agreements, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

          (a) NDC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the NDC Business, whether or not the privileged information is in the possession of or under the control of NDC or Global Payments. NDC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting NDC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by NDC, whether or not the privileged information is in the possession of or under the control of NDC or Global Payments.

          (b) Global Payments shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Global Payments Business, whether or not the privileged information is in the possession of or under the control of NDC or Global Payments. Global Payments shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Global Payments Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Global Payments, whether or not the privileged information is in the possession of Global Payments or under the control of NDC or Global Payments.

          (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 13.06, with respect to all privileges not allocated pursuant to the terms of Sections 13.06 (a) and (b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve NDC and Global Payments in respect of which such parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

          (d) No party hereto may waive any privilege which could be asserted under any applicable law and in which any other party hereto has a shared privileged, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any litigation with third parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.

          (e) In the event of any litigation or dispute between or among any of the parties hereto, any party and a member of the Group of the other party, or a member of a Group of one party hereto and a member of a Group of the other party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between or among the relevant parties and/or members of their Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

          (f) If a dispute arises between or among the parties hereto or their respective Group members regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

          (g) Upon receipt by any party hereto or by any member of a Group thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its, or any of its Group members', current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or they may have under this
Section 13.06 or otherwise to prevent the production or disclosure of such privileged information.

          (h) The transfer of all agreements, documents, books, records, files and other information pursuant to this Agreement is made in reliance on the agreement of NDC and Global Payments, as set forth in Sections 13.05 and 13.06, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 13.02 hereof, the agreement to cooperate pursuant to Section
13.03 hereof, the furnishing of notices and documents and other cooperative efforts contemplated herein, and the transfer of privileged information between and among the parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

     Section 13.06  Ownership of Information.  Any information owned by any
                    ------------------------
party or members of its Group that is provided to a requesting party pursuant to this Article XIII shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

                                  ARTICLE XIV

                              INTEREST ON PAYMENTS

     Section 14.01  Interest.  Except as otherwise expressly provided in this
                    --------
Agreement or an Ancillary Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Prime Rate plus 2%.

                                   ARTICLE XV

                                 MISCELLANEOUS

     Section 15.01  Consolidation, Merger, Etc. Involving Global Payments or
                    --------------------------------------------------------
NDC.
---

          (a) Global Payments shall not consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, and Global Payments shall not permit any entity to consolidate with or merge into Global Payments or convey, transfer or lease all or any substantial portion of its properties and assets to Global Payments, unless, in each case Global Payments shall consolidate with or merge into another entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, the entity formed by such consolidation or into which Global Payments is merged or the entity which acquires by conveyance or transfer, or which leases, all or any substantial portion of properties and assets of Global Payments shall be a corporation, partnership, limited liability company or trust and shall expressly assume, by a written agreement, executed and delivered to NDC, in form reasonably satisfactory to NDC, all of the Liabilities, obligations and expenses to be assumed by Global Payments under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and Ancillary Agreements on the part of Global Payments to be performed or observed.

          (b) NDC shall not consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, and NDC shall not permit any entity to consolidate with or merge into NDC or convey, transfer or lease all or any substantial portion of its properties and assets to NDC, unless in each case, NDC shall consolidate with or merge into another entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, the entity formed by such consolidation or into which NDC is merged or the entity which acquires by conveyance or transfer, or which leases, all or any substantial portion of properties and assets of NDC shall be a corporation, partnership, limited liability company or trust and shall expressly assume, by a written agreement, executed and delivered to Global Payments, in form reasonably satisfactory to Global Payments, all of the Liabilities, obligations and expenses to be assumed by NDC under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of NDC to be performed or observed.

     Section 15.02  Disputes.
                    --------

          (a) All disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be resolved only in accordance with the provisions of this
Section 15.02; provided, however, that nothing contained herein shall preclude
               --------  -------
either party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section
15.02 hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. Within 10 days after delivery of the notice of a Dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) If the Dispute has not been resolved by negotiation within sixty
(60) days of the first party's notice, the Dispute shall be submitted, upon application of either party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be by a single arbitrator experienced in the matters that are at issue in the Dispute, which arbitrator shall be selected by the parties in accordance with the Rules. The arbitration shall be conducted in Atlanta, Georgia (or at any other place agreed upon by the parties and the arbitrator). The decision of the arbitrator shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision
                                 --------  -------
may be enforced by either party in any court of law having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrator shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrator shall be shared equally by the parties.

     Section 15.03  Further Assurances and Consents.  In addition to the actions
                    -------------------------------
specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any
           --------
consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

     Section 15.04  Expenses.  Except as specifically provided in this Agreement
                    --------
or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this

Agreement (including, but not limited to, transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants, capital identity consultants and financial and other advisors) shall be paid by NDC. Without limiting the foregoing, NDC shall pay the legal, filing, accounting, printing and other expenses in connection with the preparation, printing and filing of the Form 10 and the Information Statement.

     Section 15.05  Notices.  All notices and communications under this
                    -------
Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

               If to NDC, to:

                    National Data Corporation Inc.
                    National Data Plaza
                    Atlanta, GA 30329
                    Attention: General Counsel

               If to Global Payments, to:

                    Global Payments Inc.
                    4 Corporate Boulevard N.E.
                    Atlanta, Georgia 30329
                    Attention: General Counsel

     Either party may, by written notice delivered to the other party in accordance with this Section 15.05, change the address to which delivery of any notice shall thereafter be made.

     Section 15.06  Amendment and Waiver.  This Agreement may not be altered or
                    --------------------
amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 15.07  Entire Agreement.  This Agreement, together with the
                    ----------------
Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary

Agreement, the provisions of such Ancillary Agreement shall prevail with respect to the subject matter hereof.

     Section 15.08  Parties in Interest.  Neither of the parties hereto may
                    -------------------
assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the NDC Group and the Global Payments Group and the NDC Indemnitees and Global Payments Indemnitees under Articles IV and V hereof.

     Section 15.09  Severability.  The provisions of this Agreement are
                    ------------
severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     Section 15.10  Governing Law.  This Agreement shall be construed in
                    -------------
accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state.

     Section 15.11  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                        NATIONAL DATA CORPORATION


                                        By:    /s/ Randolph L. M. Hutto
                                               ---------------------------
                                        Name:  Randolph L. M. Hutto
                                               ---------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------



                                        GLOBAL PAYMENTS INC.


                                        By:    /s/ Paul R. Garcia
                                               ---------------------------
                                        Name:  Paul R. Garcia
                                               ---------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------

                                   EXHIBIT A
                                     MARKS

@dvantage

@advantage (Canada)

@dvantage (United Kingdom)

Internet Access @dvantage

Retail PC @dvantage

NDC eCommerce

Insight Payment Intelligence

Global Payment Systems

VIP Preferred

PC Hub

CheckRite (and design)

NETS + (and design)

CMXpress (stylized)

NETS (and design)

National Electronic Transaction Services NETS (and design)